UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2012

ASSOCIATED MATERIALS, LLC

(Exact name of registrant as specified in its charter)

Delaware	000-24956	75-1872487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 State Road, Cuyahoga Falls, Ohio 44223

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (330) 929-1811

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2012, Associated Materials, LLC (the “Company”) issued a press release announcing the appointment of Paul Morrisroe as Senior Vice President, Chief Financial Officer and Secretary of the Company. The press release is filed as an exhibit to this Current Report on Form 8-K. On February 27, 2012, Paul Morrisroe was appointed Senior Vice President, Chief Financial Officer and Secretary of the Company. A brief description of Mr. Morrisroe’s agreements with the Company and its parent company appear below.

(b) Effective February 24, 2012, Stephen E. Graham resigned from his position as Senior Vice President – Chief Financial Officer and Secretary of the Company and from various affiliates and subsidiaries thereof. The Company has agreed, for purposes of Mr. Graham’s Employment Agreement, dated as of October 13, 2010, to treat Mr. Graham’s resignation in the same manner as if he were terminated without “Cause”.

(c) Effective February 27, 2012, the board of directors (the “Board”) of the Company appointed Mr. Morrisroe, 48 years old, as Senior Vice President, Chief Financial Officer and Secretary of the Company and various affiliates and subsidiaries thereof. Mr. Morrisroe has over 20 years of experience in management positions at manufacturing and logistical services companies, including three years serving in a senior management capacity. Most recently, Mr. Morrisroe held management positions at Barnes Group Inc., including Vice President of Finance, Precision Components from April 2011 to February 2012, Vice President, Internal Audit from February 2009 to March 2011 and Barnes Industrial Group Controller from January 2005 to February 2009.

Employment Agreement

Effective February 27, 2012, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Morrisroe, pursuant to which he agreed to serve as the Company’s Senior Vice President and Chief Financial Officer.

Pursuant to the Employment Agreement, Mr. Morrisroe will receive an annual base salary of $325,000, and is eligible for an annual bonus with a target bonus opportunity equal to 60% of his base salary and a maximum bonus opportunity equal to 156% of his base salary. In connection with the commencement of Mr. Morrisroe’s employment with the Company, he received a one-time signing bonus of $125,000. The Company will reimburse Mr. Morrisroe for certain amounts in connection with his relocation to the Northeast Ohio area and related travel.

If Mr. Morrisroe’s employment is terminated by the Company other than for cause (and not due to disability or death), he will be entitled to (i) his base salary for twelve months, payable in equal installments, (ii) his incentive bonus, pro-rated for the year in which such termination occurs and in accordance with the terms of the Employment Agreement and (iii) continued medical and dental benefits for up to twelve months. The severance benefits are subject to Mr. Morrisroe’s execution of a general release in favor of the Company and its affiliates and Mr. Morrisroe’s continued compliance with the restrictive covenants in the Employment Agreement.

Pursuant to the Employment Agreement, Mr. Morrisroe will be subject to restrictions on competition and solicitation of employees and customers during his employment with the Company and for a period of two years thereafter. The Employment Agreement also contains customary confidentiality, invention assignment and non-disparagement covenants.

Option Agreements

AMH Investment Holdings Corp., the indirect parent company of the Company (“Parent”), is expected to, subject to the approval of its compensation committee, enter into stock option agreements for time-based vesting options (the “Time Option Agreement”) and performance-based vesting options (the “Performance Option Agreement”) with Mr. Morrisroe pursuant to which Parent is expected to grant nonqualified stock options to purchase shares of Parent’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to Parent’s 2010 Stock Incentive Plan. Mr. Morrisroe may purchase any part or all of an aggregate number of 320,000 shares of Common Stock pursuant to the Time Option Agreement and 80,000 shares of Common Stock pursuant to the Performance Option Agreement. The time-based vesting options vest over a five-year period, and the performance-based vesting options vest based on the attainment of annual adjusted EBITDA goals over a five-year period. All of the performance-based vesting options and a portion of the time-based vesting options have an exercise price equal to the grant date fair market value of the underlying shares of Common Stock; a portion of the time-based vesting options has an exercise price equal to two times the grant date fair market value of such stock; and the remaining portion of the time-based vesting options has an exercise price equal to four times the grant date fair market value of such stock. The shares of Common Stock acquired upon the exercise of such stock options are subject to both transfer restrictions and repurchase rights following a termination of employment. The stock options expire on the tenth anniversary of the date of grant.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

10.1	Employment Agreement, dated as of February 27, 2012, by and between Associated Materials, LLC and Paul Morrisroe

99.1	Press Release, dated March 1, 2012, of Associated Materials, LLC entitled “Associated Materials Announces Appointment of Senior Vice President, Chief Financial Officer and Secretary”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED MATERIALS, LLC

DATE: March 1, 2012	By:	/s/ Jerry W. Burris
Jerry W. Burris
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated as of February 27, 2012, by and between Associated Materials, LLC and Paul Morrisroe

99.1	Press Release, dated March 1, 2012, of Associated Materials, LLC entitled “Associated Materials Announces Appointment of Senior Vice President, Chief Financial Officer and Secretary”